Exhibit 99.1

                The Neiman Marcus Group Reports October Revenues

     DALLAS--(BUSINESS WIRE)--Nov. 4, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary company-wide revenues:

                               4 weeks ended
                       October 30,      November 1,
                           2004             2003          % Change
                     ---------------- ---------------- ---------------

Total Revenues         $308 million     $271 million             13.7%

Comparable Revenues    $308 million     $271 million             13.6%


                              13 weeks ended
                           (1st Fiscal Quarter)
                       October 30,      November 1,
                           2004             2003             % Change
                     ---------------- ---------------- ---------------

Total Revenues         $915 million     $825 million             10.9%

Comparable Revenues    $913 million     $824 million             10.8%


     In the four-week October period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 13.5 percent. Revenue growth trends were the strongest in the Company's stores located in the Southeast, Midwest and West Coast regions. Top merchandise categories were women's apparel, shoes, designer handbags and precious jewelry.
     Comparable revenues at Neiman Marcus Direct for the four-week October period increased 17.7 percent. The top selling merchandise categories in the Direct Marketing segment included shoes, women's apparel, handbags, jewelry and furniture and rugs.
     Comparable revenues for the Neiman Marcus Group for the first quarter of fiscal year 2005 increased 10.8 percent. For the first quarter of fiscal year 2005, Specialty Retail Stores comparable revenues increased 11.1 percent. Comparable revenues for the first quarter of fiscal year 2005 compared to last year increased 10.5 percent and 14.3 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Neiman Marcus Direct first quarter fiscal year 2005 revenues were 9.2 percent above last year.
     The Company currently expects earnings in the range of $1.42 to $1.47 per share for the first quarter of fiscal year 2005. The Company currently expects comparable store revenues for the second quarter of its fiscal year 2005 to increase 8 percent to 10 percent compared to last year.
     The Neiman Marcus Group plans to report first quarter earnings on Wednesday, Dec. 1, 2004 after the market closes. The release will be followed by a conference call that will be simultaneously webcast.
     The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.
     The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow, Chef's Catalog and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
     From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information" such as the forecasts of revenues and earnings contained in this release. These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
     The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries;" changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
     These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

     CONTACT: The Neiman Marcus Group, Inc., Dallas
              James E. Skinner, 214-743-7625
              or
              Stacie Shirley, 214-757-2967